Exhibit 4.14

TAX INDEMNITY AGREEMENT

THIS TAX INDEMNITY AGREEMENT (this “Agreement”), dated December 7, 2006, is entered into by and among CGen Digital Media Company Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and each of the parties listed on Schedule I hereto identified as an investor (each an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS the Company and the Investors are parties to a Series C Preferred Shares Purchase Agreement, dated December 5, 2006 (the “Share Purchase Agreement”), pursuant to which the Investors will subscribe the Company’s Series C Redeemable Convertible Preferred Shares of the Company, par value US$0.000001 per share (the “Series C Preferred Shares”);

WHEREAS it is a condition precedent under the Share Purchase Agreement that the Company enter into this Agreement; and

WHEREAS the Company seeks to induce the Investors to consummate their investment in the Company as contemplated in the Share Purchase Agreement, and to such ends, seek to satisfy the conditions precedent to such investment by entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1    INTERPRETATION

1.1 Definitions. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the following meanings:

“Affiliate” means, with respect to any Person, any of (a) a director, officer or partner of such Person, (b) a spouse, parent, sibling or descendant of such Person or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; and in the case of an Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Group Company. The term “Control” includes, without

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limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the above, the term “Affiliate” in the case of CPI Ballpark Investments Ltd. shall include any Affiliate of Merrill Lynch (Asia Pacific) Limited.

“Closing” has the meaning ascribed thereto in the Share Purchase Agreement.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any agreement, contract, lease, bond debenture, commitment, note, other evidence of indebtedness, letter of credit, license, evidence of indebtedness, mortgage, understanding or indenture whether in writing or not.

“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, levy charge or other encumbrance of any kind, or any provision in any conditional sale Contract, title retention Contract or other Contract that gives rise to any of the foregoing.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government.

“member of the Group” or “Group Company” has the meaning ascribed thereto in the Share Purchase Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region.

“Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any taxes that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.

“Indemnitee” has the meaning ascribed thereto in the Share Purchase Agreement

“Law” means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, Contract, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority.

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“Liabilities” means, with respect to any Person, liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Taxes” means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing or similar authority in any part of the world and includes (i) any interest, additional tax, penalty or other charge payable or claimed in respect thereof and (ii) any central, provincial or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions.

“Tax Return” means any central, provincial or local tax return, report, statement and other similar filings required to be filed by any member of the Group with respect to Taxes.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (v) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement, and (vi) any formula that purports to calculate the excess of one value over another shall be deemed to yield a value equal to zero if there is no excess.

SECTION 2    INDEMNITY

2.1 Indemnity. The Company hereby agrees to indemnify and hold harmless each Investor and its directors, officers, employees, Affiliates, agents and assigns (each an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any failure by the Company or any Group Company prior to Closing (i) to timely pay any Tax due and payable thereby (or subject to withholding and remittance thereby), (ii) to timely file any Tax Return, (iii) to comply with any applicable Law relating to Taxes, or (iv) to pay or fund any social welfare benefits that the Company or such Group Company may be, or may have been, required by applicable Law to pay or fund to or on behalf of any of the prior or continuing employees thereof (each, an “Indemnifiable Event”).

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2.2 Procedures.

(a) Each Indemnified Party shall be entitled to select its own counsel in defense of any action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (each, a “Claim”) that may cause Indemnifiable Losses to such Indemnified Party. The Company shall advance all reasonable expenses, including attorneys’ fees and all other related costs, expenses and obligations incurred in connection with investigating or defending against a Claim (collectively, the “Defense Expenses”). Defense Expenses shall be paid by the Company to the Indemnified Party as they are incurred but in any event no later than thirty (30) days after a written request and supporting documentation are supplied by such Indemnified Party to the Company.

(b) If a Claim is asserted by any third party against an Indemnified Party, such Indemnified Party may request the Company to defend the Claim on behalf of the Indemnified Party by a written notice. If the Company fails to defend the Indemnified Party upon such request, a recovery against the Indemnified Party shall be conclusive in its favor against the Company, provided, however, that, if the Company has not received reasonable notice of the Claim or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Company.

(c) All payments to be made by the Company to an Indemnified Party hereunder shall be made in immediately available funds to a bank account designated by such Indemnified Party. All payments to be made to the Indemnified Party shall be made in U.S. Dollars. The Company covenants and agrees that (i) it has full authority and resources to make any payment hereunder to or for the account of the Company or any Indemnified Party in U.S. Dollars if so required; and (ii) it shall make all payments hereunder irrespective of and without deduction for, any counterclaim, defense, recoupment, or set-off; and (iii) any payment or indemnity hereunder shall include an amount necessary to hold the recipient of such payment or indemnity harmless on an after-Tax basis from all Taxes required to be paid with respect to such payment or indemnity, taking into account any Tax.

SECTION 3    REPRESENTATIONS AND WARRANTIES

The Company represents, warrants and covenants to each Investor that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its formation and has the corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted and to perform each of its obligations under this Agreement.

(b) Any corporate action necessary on the part of the Company and its officers, directors and shareholders has been taken for the authorization, execution, and delivery by it of this Agreement and the performance of its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with the terms hereof, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

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(c) The execution, delivery, and performance by the Company of this Agreement requires no Consent of any third party and (i) will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable Law, or any material contract or obligation to which it is a party or by which it is bound, or (ii) accelerate or constitute an event entitling the holder of any indebtedness of the Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Encumbrance upon any of the properties or assets of the Company.

(d) No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any agreement, undertaking or instrument to which the Company is a party or by which the Company may be bound (including, inter alia this Agreement) has occurred, or as a result of this Agreement, or the performance hereof, will occur.

(e) No litigation, arbitration or administrative proceedings are at present current or pending, or to the knowledge of the Company, threatened, which would have a material adverse effect upon the ability of the Company to fulfill its obligations hereunder.

SECTION 4    MISCELLANEOUS

4.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. Each Investor shall have the right to assign all or part of its rights under this Agreement to any Person to the extent the Investor transfers any Series C Preferred Shares thereto in. Except as provided in the preceding sentence, no party may assign any of its rights or obligations hereunder without the prior written approval of the other party.

4.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding those laws that direct the application of the laws of another jurisdiction.

4.3 Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement shall be resolved first through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given, the Dispute cannot be resolved, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Center (“Center”). There shall be three (3) arbitrators. Each party to the Dispute shall choose one arbitrator. The Secretary General of the Center shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Center.

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(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 4.3, including the provisions concerning the appointment of arbitrator, the provisions of this Section 4.3 shall prevail.

(d) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) The arbitrator shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h) During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

4.4 Amendments. Any term of this Agreement may be amended only with the written consent of the Company and the Investors.

4.5 Notices.

(a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the Company and the Investors at each such Investor’s notice address set forth in the Share Purchase Agreement.

(b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c) Any party may, by written notice to the Company, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

4.6 Further Assurances. Upon request of any of the Investors, all parties hereto agree to promptly execute and deliver all such other instruments and take all such other actions as any Investor may reasonably request from time to time in order to effectuate and carry out the purposes, privileges, restrictions, rights and duties of the parties and the other provisions of this Agreement.

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4.7 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.9 Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

4.10 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.11 No Third Party Beneficiary. Nothing in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY: CGEN DIGITAL MEDIA COMPANY LIMITED

/s/
By: Title:

[SIGNATURE PAGE TO TAX INDEMNITY AGREEMENT]

INVESTORS: CPI BALLPARK INVESTMENTS LTD

/s/
By: Title:

[SIGNATURE PAGE TO TAX INDEMNITY AGREEMENT]

INVESTORS: TDF CAPITAL CHINA II, LP

/s/
By: Title:

TDF CAPITAL ADVISORS, LP

/s/
By: Title:

[SIGNATURE PAGE TO TAX INDEMNITY AGREEMENT]

INVESTORS: REDPOINT VENTURES II, L.P. By its General Partner Redpoint Ventures II, LLC

/s/
By: Title:

REDPOINT ASSOCIATES II, LLC, as nominee

/s/
By: Title:

[SIGNATURE PAGE TO TAX INDEMNITY AGREEMENT]

SCHEDULE I

Investors

1.	CPI BALLPARK INVESTMENTS LTD.

2.	REDPOINT VENTURES II, L.P.

3.	REDPOINT ASSOCIATES II, LLC

4.	TDF CAPITAL CHINA II, LP

5.	TDF CAPITAL ADVISORS, LP

Tax Indemnity Agreement